PRICING SUPPLEMENT NO. 2304BK Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated December 19, 2014 Deutsche Bank AG Trigger Phoenix Autocallable Optimization Securities

$3,265,500 Deutsche Bank AG Securities Linked to the Common Stock of General Electric Company due December 26, 2019
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (the “Underlying”). If the Closing Price of the Underlying on the applicable monthly Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you a monthly contingent coupon (a “Contingent Coupon”). Otherwise, no coupon will be accrued or payable with respect to that Observation Date. Deutsche Bank AG will not automatically call the Securities for the first year. However, after the first year, if the Closing Price of the Underlying on any Observation Date (starting from the twelfth Observation Date and ending on the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you the Face Amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you.  If the Securities are not automatically called and the Final Price is not less than the Trigger Price (which is the same price as the Coupon Barrier), Deutsche Bank AG will pay you at maturity a cash payment per $10.00 Face Amount of Securities equal to the Face Amount plus the Contingent Coupon for the final month. However, if the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity that is less than the Face Amount per $10.00 Face Amount of Securities, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment. Investing in the Securities is subject to significant risks, including the risk of losing your entire investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates
❑   Contingent Coupon — If the Closing Price of the Underlying on the applicable monthly Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the Contingent Coupon applicable to such Coupon Observation Date. Otherwise, no coupon will be accrued or payable with respect to that Observation Date.
❑   Automatically Callable — Deutsche Bank AG will not automatically call the Securities for the first year. However, after the first year, if the Closing Price of the Underlying on any Observation Date (starting from the twelfth Observation Date and ending on the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you the Face Amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not automatically called, investors may have downside market exposure to the Underlying at maturity, subject to any contingent repayment of your initial investment.
❑   Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If you hold the Securities to maturity and the Final Price is not less than the Trigger Price (or Coupon Barrier), for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you at maturity the Face Amount plus the Contingent Coupon for the final month. However, if the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity that is less than the Face Amount per $10.00 Face Amount of Securities, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Trade Date Settlement Date Observation Dates1 Final Valuation Date1 Maturity Date1	December 19, 2014 December 24, 2014 Monthly (callable after 1 year) December 19, 2019 December 26, 2019
1 See page 4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Trigger Phoenix Autocallable Optimization Securities (the “Securities”) linked to the performance of the common stock of General Electric Company. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.

Underlying	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP/ ISIN
Common stock of General Electric Company (Ticker: GE)	7.00% per annum	$25.62	$20.24, equal to 79.00% of the Initial Price	$20.24, equal to 79.00% of the Initial Price	25156D746 / US25156D7460
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this pricing supplement.
The Issuer’s estimated value of the Securities on the Trade Date is $9.654 per $10.00 Face Amount of Securities.  The Issuer’s estimated value of the Security is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement and product supplement BK. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of General Electric Company	$3,265,500.00	$10.00	$81,637.50	$0.25	$3,183,862.50	$9.75
(1) For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.  Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,265,500.00	$379.45
UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately eight months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 7 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦   You can tolerate the loss of a significant portion or all of your investment and are willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦   You believe the Closing Price of the Underlying will be greater than or equal to the Coupon Barrier on the applicable Observation Dates, including the Final Valuation Date.

♦   You are willing to make an investment whose return is limited to the Contingent Coupons, regardless of any potential increase in the price of the Underlying, which could be significant.

♦   You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦   You are willing to invest in the Securities based on the Trigger Price and Coupon Barrier specified on the cover of this pricing supplement.

♦   You do not seek guaranteed current income from this investment and are willing to forgo any dividends or any other distributions paid on the Underlying.

♦   You are willing and able to hold Securities that will be called on any Observation Date starting from the twelfth Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, and are not seeking an investment for which there will be an active secondary market.

♦   You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any payment of a Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call.

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦   You cannot tolerate the loss of a significant portion or all of your investment or you are not willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦   You require an investment designed to provide a full return of your initial investment at maturity.

♦   You believe the Securities will not be called and the Closing Price of the Underlying will be less than the Coupon Barrier on the specified Observation Dates and less than the Trigger Price on the Final Valuation Date.

♦   You seek an investment that participates in any increase in the price of the Underlying or that has unlimited return potential.

♦   You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦   You are unwilling to invest in the Securities based on the Trigger Price and Coupon Barrier specified on the cover of this pricing supplement.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦   You seek guaranteed current income from this investment or you prefer to receive any dividends or any other distributions paid on the Underlying.

♦   You are unwilling or unable to hold Securities that will be called on any Observation Date starting from the twelfth Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, or seek an investment for which there will be an active secondary market.

♦   You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment of a Contingent Coupon, any payment of your initial investment at maturity or any payment upon an earlier automatic call.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00
Term	Approximately 5 years, subject to an earlier automatic call
Trade Date	December 19, 2014
Settlement Date	December 24, 2014
Final Valuation Date1	December 19, 2019
Maturity Date1, 2	December 26, 2019
Underlying	Common stock of General Electric Company (Ticker: GE)
Call Feature
The Securities will not be automatically called during the first year following the Trade Date.
After the first year, the Securities will be automatically called if the Closing Price of the Underlying on any Observation Date (starting from the twelfth Observation Date, which we refer to as the “First Autocall Observation Date,” and ending on the Final Valuation Date) is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Face Amount plus the Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Observation Dates1	Monthly, on the dates set forth in the table on page 5 of this pricing supplement
Call Settlement Dates2	Two business days following the relevant Observation Date, except the Call Settlement Date for the final Observation Date will be the Maturity Date.
Contingent Coupon
If the Closing Price of the Underlying on any Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the Contingent Coupon per $10.00 Face Amount of Securities applicable to such Observation Date on the related Coupon Payment Date.

If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, the Contingent Coupon applicable to such Observation Date will not be accrued or payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon will be a fixed amount based upon equal monthly installments at the Contingent Coupon Rate set forth below. For each Observation Date, the Contingent Coupon for the Securities that would be payable for such Observation Date on which the Closing Price of the Underlying is greater than or equal to the Coupon Barrier is set forth below under “Contingent Coupon payments.”

Contingent Coupon payments on the Securities are not guaranteed. Deutsche Bank AG will not pay you the Contingent Coupon for any Observation Date on which the Closing Price of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate	7.00% per annum
Contingent Coupon payments	$0.0583 per $10.00 Face Amount of Securities
Coupon Payment Dates2	Two business days following the relevant Observation Date, except the Coupon Payment Date for the final Observation Date will be the Maturity Date.
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity that is less than $10.00 per $10.00 Face Amount of Securities equal to:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Price – Initial Price Initial Price
Trigger Price	$20.24, equal to 79.00% of the Initial Price
Coupon Barrier	$20.24, equal to 79.00% of the Initial Price
Closing Price	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent
Initial Price	$25.62, equal to the Closing Price of the Underlying on the Trade Date
Final Price	The Closing Price of the Underlying on the Final Valuation Date
Stock Adjustment Factor
Initially 1.0 for the Underlying, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT OF A CONTINGENT COUPON, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY PAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates	Expected Coupon Payment Dates/ Call Settlement Dates
January 20, 2015*	January 22, 2015*
February 19, 2015*	February 23, 2015*
March 19, 2015*	March 23, 2015*
April 20, 2015*	April 22, 2015*
May 19, 2015*	May 21, 2015*
June 19, 2015*	June 23, 2015*
July 20, 2015*	July 22, 2015*
August 19, 2015*	August 21, 2015*
September 21, 2015*	September 23, 2015*
October 19, 2015*	October 21, 2015*
November 19, 2015*	November 23, 2015*
December 21, 2015	December 23, 2015
January 19, 2016	January 21, 2016
February 19, 2016	February 23, 2016
March 21, 2016	March 23, 2016
April 19, 2016	April 21, 2016
May 19, 2016	May 23, 2016
June 20, 2016	June 22, 2016
July 19, 2016	July 21, 2016
August 19, 2016	August 23, 2016
September 19, 2016	September 21, 2016
October 19, 2016	October 21, 2016
November 21, 2016	November 23, 2016
December 19, 2016	December 21, 2016
January 19, 2017	January 23, 2017
February 21, 2017	February 23, 2017
March 20, 2017	March 22, 2017
April 19, 2017	April 21, 2017
May 19, 2017	May 23, 2017
June 19, 2017	June 21, 2017
July 19, 2017	July 21, 2017
August 21, 2017	August 23, 2017
September 19, 2017	September 21, 2017
October 19, 2017	October 23, 2017
November 20, 2017	November 22, 2017
December 19, 2017	December 21, 2017
January 19, 2018	January 23, 2018
February 20, 2018	February 22, 2018
March 19, 2018	March 21, 2018
April 19, 2018	April 23, 2018
May 21, 2018	May 23, 2018
June 19, 2018	June 21, 2018
July 19, 2018	July 23, 2018
August 20, 2018	August 22, 2018
September 19, 2018	September 21, 2018
October 19, 2018	October 23, 2018
November 19, 2018	November 21, 2018
December 19, 2018	December 21, 2018
January 22, 2019	January 24, 2019
February 19, 2019	February 21, 2019
March 19, 2019	March 21, 2019
April 22, 2019	April 24, 2019
May 20, 2019	May 22, 2019
June 19, 2019	June 21, 2019
July 19, 2019	July 23, 2019
August 19, 2019	August 21, 2019
September 19, 2019	September 23, 2019
October 21, 2019	October 23, 2019
November 19, 2019	November 21, 2019
December 19, 2019	December 26, 2019

*The Securities will not be automatically called until any Observation Date starting from December 21, 2015 (the First Autocall Observation Date). The expected Call Settlement Date for the First Autocall Observation Date is December 23, 2015.

Investment Timeline

Trade Date:	The Initial Price is observed and the Trigger Price and Coupon Barrier are determined.

Monthly (callable after 1 year):
If the Closing Price of the Underlying on any Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the Contingent Coupon per $10.00 Face Amount of Securities applicable to such Observation Date on the related Coupon Payment Date.

After the first year, the Securities will be automatically called if the Closing Price of the Underlying on any Observation Date (starting from the First Autocall Observation Date and ending on the Final Valuation Date) is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Face Amount plus the Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature.

Maturity Date:
The Final Price is determined and the Underlying Return is calculated on the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Face Amount of Securities equal to:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed and in the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date and Coupon Payment Date will be the second business day after the Observation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the full Face Amount of the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you at maturity the Face Amount plus the Contingent Coupon otherwise due on the Maturity Date. However, if the Securities are not automatically called on any Observation Date and the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return, and, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment at maturity.

♦
Your Potential Return on the Securities Is Limited to the Face Amount Plus Any Contingent Coupons and You Will Not Participate in Any Increase in the Price of the Underlying — The Securities will not pay more than the Face Amount plus any Contingent Coupons payable over the term of the Securities. Therefore, your potential return on the Securities will be limited to the Contingent Coupon Rate, but the total return will vary based on the number of Observation Dates on which the requirement for a Contingent Coupon has been met prior to maturity or an automatic call. If the Securities are automatically called, you will not participate in any increase in the price of the Underlying and you will not receive any Contingent Coupons in respect of any Observation Date after the applicable Call Settlement Date. If the Securities are automatically called on the First Autocall Observation Date (approximately one year following the Trade Date), the total return on the Securities will be minimal. If the Securities are not automatically called, you may be subject to the full downside performance of the Underlying even though you were not able to participate in any potential increase in the price of the Underlying.

♦
You May Not Receive Any Contingent Coupons — Deutsche Bank AG will not necessarily make periodic coupon payments on the Securities.  If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Observation Date.  If the Closing Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is greater than the Trigger Price.

♦
Higher Contingent Coupon Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Closing Price of the Underlying could be less than the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is a fixed amount, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are called early, the holding period over which you would receive any Contingent Coupon, which is based on the Contingent Coupon Rate as specified on the cover hereof, could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦
The Securities Are Subject to the Credit of Deutsche Bank AG — The Securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call or any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying. For instance, your return on the Securities is limited to the Contingent Coupons you receive, regardless of any increase in the price of the Underlying, which could be significant.

♦
If the Price of the Underlying Changes, the Value of the Securities May Not Change in the Same Manner — The Securities may trade quite differently from the Underlying. Changes in the price of the Underlying may not result in comparable changes in the value of the Securities.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦
Single Stock Risk — The Securities are linked to the equity securities of a single Underlying. The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, and the Payment at Maturity in the case of certain corporate events affecting the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
There Is No Affiliation Between the Underlying Issuer and Us, and We Have Not Participated in the Preparation of, or Verified, Any Disclosure by the Underlying Issuer — We are not affiliated with the Underlying Issuer. However, we or our affiliates may currently or from time to time in the future engage in business with the Underlying Issuer. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Issuer, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying and the Underlying Issuer. You, as an investor in the Securities, should make your own investigation into the Underlying and the Underlying Issuer. The Underlying Issuer is not involved in the Securities offered hereby in any way and does not have any obligation of any sort with respect to your Securities. The Underlying Issuer does not have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately eight months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities.  We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities.  If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying Issuer;

♦	interest rates and yields in the market generally and in the markets of the Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the price of the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. Introducing competing products into the marketplace in this manner could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the price of the Underlying and, therefore, the value of the Securities.

♦
We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Price of the Underlying and the Value of the Securities — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

♦
Potential Conflicts of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Issuer, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, determining the prices of the Underlying that affect whether the Securities are automatically called. Any determination by the calculation agent could adversely affect the return on the Securities.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Securities — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described below under “What Are the Tax Consequences of an Investment in the Securities?” If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially affected. In addition, as described below under “What Are the Tax Consequences of an

Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances for the Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to its Initial Price. We cannot predict the Final Price or the Closing Price of the Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis and it has been assumed that no event affecting the Underlying has occurred during the term of the Securities that would cause the calculation agent to adjust the Stock Adjustment Factor.

The following examples and table illustrate the payment at maturity or upon an automatic call per $10.00 Face Amount of Securities on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 5 years, subject to an automatic call
Hypothetical Initial Price*:	$30.00
Hypothetical Trigger Price*:	$23.70 (79.00% of the Hypothetical Initial Price)
Hypothetical Coupon Barrier*:	$23.70 (79.00% of the Hypothetical Initial Price)
Contingent Coupon Rate:	7.00% per annum (or 0.5833% per month)
Contingent Coupon:	$0.0583 per month
Observation Dates:	Monthly (callable after 1 year)
*         The actual Initial Price, Coupon Barrier and Trigger Price are set forth in “Final Terms” and on the cover of this pricing supplement.

Example 1 — The Securities are called on the First Autocall Observation Date.
Date	Closing Price	Payment (per $10.00 Face Amount of Securities)
First Observation Date	$50 (greater than Initial Price)	$0.0583 (Contingent Coupon — Not Callable)
Second Observation Date	$28 (greater than Coupon Barrier)	$0.0583 (Contingent Coupon)
Third to Eleventh Observation Dates	Various (greater than Coupon Barrier)	$0.5250 (Contingent Coupons)
Twelfth Observation Date (First Autocall Observation Date)	$50 (greater than Initial Price)	$10.0583 (Face Amount plus Contingent Coupon)
	Total Payment:	$10.70 (7.00% return)
If on the First Autocall Observation Date (the twelfth Observation Date) the Closing Price is $50.00, because the Closing Price is greater than the Initial Price of $30.00, the Securities will be automatically called. Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $10.0583 per $10.00 Face Amount of Securities, reflecting the Face Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $0.6417 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of $10.70 per $10.00 Face Amount of Securities, representing a 7.00% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — The Securities are NOT automatically called and the Final Price of the Underlying is greater than or equal to the Trigger Price and Coupon Barrier.

Date	Closing Price	Payment (per $10.00 Face Amount of Securities)
First Observation Date	$28 (greater than Coupon Barrier)	$0.0583 (Contingent Coupon)
Second Observation Date	$20 (less than Coupon Barrier)	$0.00
Third Observation Date	$20 (less than Coupon Barrier)	$0.00
Fourth to Fifty-Ninth Observation Dates	Various (all less than Coupon Barrier)	$0.00
Final Observation Date	$25 (greater than both Trigger Price and Coupon Barrier; less than Initial Price)	$10.0583 (Payment at Maturity)
	Total Payment:	$10.1167 (1.1667% return)
Deutsche Bank AG will pay you at maturity a total of $10.0583 per $10.00 Face Amount of Securities, reflecting the Face Amount plus the Contingent Coupon. When added to the Contingent Coupon payment of $0.0583 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you a total of approximately $10.1167 per $10.00 Face Amount of Securities, representing a 1.1667% total return on the Securities over five years.

Example 3 — The Securities are NOT called and the Final Price of the Underlying is less than the Trigger Price and the Coupon Barrier.

Date	Closing Price	Payment (per $10.00 Face Amount of Securities)
First Observation Date	$28 (greater than Coupon Barrier)	$0.0583 (Contingent Coupon)
Second Observation Date	$28 (greater than Coupon Barrier)	$0.0583 (Contingent Coupon)
Third Observation Date	$29 (greater than Coupon Barrier)	$0.0583 (Contingent Coupon)
Fourth to Fifty-Ninth Observation Dates	Various (all less than Coupon Barrier)	$0.00
Final Observation Date	$15 (less than both Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] = $10.00 + [$10.00 × -50%] = $5.00 (Payment at Maturity)
	Total Payment:	$5.1750 (-48.25% return)
Since the Securities are not called and the Final Price of the Underlying is less than the Trigger Price and the Coupon Barrier, Deutsche Bank AG will pay you at maturity $5.00 per $10.00 Face Amount of Securities. When added to the Contingent Coupon payments of $0.1750 paid in respect of prior Observation Dates, Deutsche Bank AG will have paid you $5.1750 per $10.00 Face Amount of Securities, representing a loss on the Securities of 48.25%.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Return, and, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment. Any payment on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer.

Information about the Underlying
All disclosures contained in this pricing supplement regarding the Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying.

Included on the following pages is a brief description of the Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

General Electric Company
According to publicly available information, General Electric Company is an infrastructure and financial services company, with products and services ranging from aircraft engines, power generation, oil and gas production equipment and household appliances to medical imaging, business and consumer financing and industrial products. Information filed by General Electric Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00035, or its CIK Code: 0000040545. The common stock of General Electric Company is traded on the New York Stock Exchange under the symbol “GE.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of General Electric Company, based on daily closing prices on the primary exchange for the common stock of General Electric Company, as reported by Bloomberg L.P. The closing price of General Electric Company’s common stock on December 19, 2014 was $25.62.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/1/2009	12/31/2009	$16.84	$14.19	$15.13
1/1/2010	3/31/2010	$18.45	$15.45	$18.20
4/1/2010	6/30/2010	$19.50	$14.42	$14.42
7/1/2010	9/30/2010	$16.66	$13.88	$16.25
10/1/2010	12/31/2010	$18.32	$15.76	$18.29
1/1/2011	3/31/2011	$21.52	$18.28	$20.05
4/1/2011	6/30/2011	$20.65	$17.97	$18.86
7/1/2011	9/30/2011	$19.30	$15.01	$15.24
10/1/2011	12/31/2011	$18.23	$14.69	$17.91
1/1/2012	3/31/2012	$20.21	$18.36	$20.07
4/1/2012	6/30/2012	$20.84	$18.15	$20.84
7/1/2012	9/30/2012	$22.73	$19.44	$22.71
10/1/2012	12/31/2012	$23.12	$20.01	$20.99
1/1/2013	3/31/2013	$23.77	$20.90	$23.12
4/1/2013	6/30/2013	$24.33	$21.35	$23.19
7/1/2013	9/30/2013	$24.86	$22.90	$23.89
10/1/2013	12/31/2013	$28.03	$23.57	$28.03
1/1/2014	3/31/2014	$27.50	$24.35	$25.89
4/1/2014	6/30/2014	$27.44	$25.43	$26.28
7/1/2014	9/30/2014	$27.02	$25.02	$25.62
10/1/2014	12/19/2014*	$27.01	$23.95	$25.62
*
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period through December 19, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the performance of the common stock of General Electric Company from December 19, 2009 through December 19, 2014, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows the Coupon Barrier and Trigger Price of $20.24, equal to 79.00% of $25.62, which was the closing price of General Electric Company’s common stock on December 19, 2014. Past performance of the Underlying is not indicative of the future performance of the Underlying.

What Are the Tax Consequences of an Investment in the Securities?
Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the Securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your Securities.  If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition (including retirement) of your Securities, unless you have held the Securities for more than one year, in which case your gain or loss should be long-term capital gain or loss.  However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.25 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.